UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 29, 2016

ENTERTAINMENT GAMING ASIA INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	001-32161	91-1696010
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Unit C1, Ground Floor, Koon Wah Bldg. No.2 Yuen Shun Circuit, Yuen Chau Kok Shatin, New Territories, Hong Kong SAR
(Address of principal executive offices)

+ 852-3151-3800
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01   Entry Into a Material Definitive Agreement

On February 29, 2016, we entered into a Lease of Machines Agreement with NagaWorld Limited (“NagaWorld”) pursuant to which NagaWorld has agreed to lease from us 670 slot machines and related equipment commencing March 1, 2016. Since May 25, 2010, we had placed and jointly operated a total of 670 seats of our slot machines on NagaWorld’s casino floor pursuant to a machines operation and participation contract and its supplemental agreements under which we split with NagaWorld the net win from all the machines and certain operating costs on a respective basis of 25%/75%. This contract expired on February 29, 2016.

Under the terms of the Lease of Machines Agreement, NagaWorld will lease all 670 seats of our slot machines and related equipment in their present locations on the NagaWorld casino floor commencing March 1, 2016. The Company will be responsible to pay the withholding tax and provide onsite machine and system maintenance but will not provide any other operational support staff.

NagaWorld will pay us, on a monthly basis, a fixed fee per machine seat per day. The lease payments will be graduated for the first six months of the agreement. From March 1 through May 31, 2016, the lease payments per machine seat per day will be $22. From June 1 through August 31, 2016, the lease payments will be $20 per machine seat per day. Beginning September 1, 2016, the lease payments will be $18 per machine seat per day. NagaWorld may terminate the agreement upon not less than 30 calendar days’ prior written notice.

Item 9.01   Financial Statements and Exhibits

(d)	Exhibits	Method of Filing

The following exhibit is filed with this report:

Exhibit 10.1	Lease of Machines Agreement dated February 29, 2016 between Elixir Gaming Technologies (Cambodia) Limited and NagaWorld Limited	Filed Electronically herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERTAINMENT GAMING ASIA INC.

Dated: March 4, 2016	/s/ Clarence Chung
Clarence (Yuk Man) Chung
Chief Executive Officer